Wayfair Names James R. Miller to Board of Directors
Google Vice President of Global Operations Brings Technology and Product Innovation Expertise to
One of World’s Largest Online Destinations for the Home

BOSTON, Mass. - July 28, 2016 - Wayfair (NYSE: W), one of the world’s largest online destinations for home furnishings and décor, today announced the appointment of James R. Miller to the company’s board of directors. As vice president of global operations at Google Inc. (NASDAQ: GOOGL), Miller brings invaluable expertise and decades of experience in technology and product innovation to the Wayfair board.

Throughout his career, Miller has held executive leadership roles at prominent technology companies including Amazon.com (NASDAQ: AMZN), Cisco (NASDAQ: CSCO), IBM Corporation (NYSE: IBM), and Teledesic, a Seattle-based telecommunications startup. Miller’s impressive portfolio combined with his current role at Google make him a valued addition to Wayfair’s board.

“As we continue to expand the world’s best and most comprehensive retail destination for everything home, we are thrilled to welcome Jim to the Wayfair board,” said Niraj Shah, CEO and co-founder of Wayfair.com. “Jim brings exceptional knowledge and expertise on supply chain operations and technology companies, as well as a deep understanding of the customer experience. I’m confident that his contributions will positively impact our ongoing mission as we continue to transform the way people shop for the home.”

Prior to joining Google in 2010, Miller was executive vice president of Sanmina-SCI Corporation, one of the world’s largest electronic manufacturing service providers, where he was responsible for their industrial, clean tech, multimedia and automotive businesses. Previously, he was a founder and principal at Sierra Crest Consulting, a firm that focused on corporate and operation strategy for alternative energy and high-technology companies. Before that, Miller held similar roles at First Solar and Cisco. Early on, he served as vice president of supply chain at Amazon.com where he was responsible for the inception of the company’s supply chain organization and was a key contributor to Amazon’s rapid growth into a global company.

Miller currently serves on the advisory board of a number of West Coast clean-tech and supply chain startups including DocuSign. He earned a bachelor’s degree in aerospace engineering from Purdue University, a master’s degree in mechanical engineering from Massachusetts Institute of Technology and a master’s degree in management from MIT’s Sloan School of Management.

“Wayfair is clearly redefining the way consumers shop for home furnishings and décor and their unique business model is disrupting the retail and supply chain landscape in their category,” said Miller. “It’s an honor to join the board of directors and I look forward to adding to Wayfair’s continued success as a global e-commerce leader.”

About Wayfair
Wayfair Inc. offers an extensive selection of home furnishings and décor across all styles and price points. The Wayfair family of brands includes:
·         Wayfair.com, an online destination for all things home
·         Joss & Main, where beautiful furniture and finds meet irresistible savings
·         AllModern, a go-to online source for modern design
·         DwellStudio, a design house for fashion-forward modern furnishings
·         Birch Lane, a collection of classic furnishings and timeless home décor

Wayfair generated $2.25 billion in net revenues for full year 2015 and $747 million in net revenues for first quarter 2016. The company employed 4,604 people as of March 31, 2016 and is headquartered in Boston, Massachusetts with operations throughout North America and Europe.

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Media Relations Contact:
Jane Carpenter, 617-502-7595
PR@wayfair.com

Investor Relations Contact:
Julia Donnelly
IR@wayfair.com